# EARNINGS RELEASE

## SUPPLEMENTAL DATA

### SECOND QUARTER / 2014

MAA

6584 POPLAR AVENUE MEMPHIS, TN 38138
WWW.MAAC.COM

TABLE OF CONTENTS
Overview	1
Financial Highlights	6
Consolidated Statements of Operations	8
Share and Unit Data/Funds from Operations	9
Consolidated Balance Sheets	10
Non-GAAP Financials and Other Definitions	11
Portfolio Statistics	S-1
Components of Property Net Operating Income for Multifamily Portfolio	S-3
NOI Contribution Percentage by Region	S-4
NOI Bridge	S-5
Multifamily Proforma Combined Same Store Comparisons	S-6
Multifamily Development Pipeline	S-9
Multifamily Lease-up Communities	S-9
Commercial Properties	S-9
2014 Acquisition/Disposition Activity	S-10
Debt and Debt Covenants as of June 30, 2014	S-11
EBITDA and Balance Sheet Ratios	S-13
2014 Guidance	S-14
Credit Ratings/Common Stock/Investor Relations Data	S-15

OVERVIEW

MAA REPORTS SECOND QUARTER RESULTS
MEMPHIS, Tenn., July 30, 2014 /PRNewswire/ -- Mid-America Apartment Communities, Inc. (NYSE: MAA) today announced operating results for the quarter ended June 30, 2014.

Eric Bolton, Chairman and Chief Executive Officer, said, “Second quarter results were driven by steady growth in pricing with same store rents increasing 3.1% over the prior year, off-set by a slight decline in effective occupancy, generating 2.6% growth in revenues. While new supply trends are expected to remain elevated in several of our markets, good job growth and resulting demand across the majority of our markets support our outlook for solid growth in net operating income for the full year.

Merger and integration activities surrounding our combination with Colonial Properties Trust continue to go well. Our operating and management reporting teams were very busy in the second quarter wrapping up the consolidation of the MAA and Colonial operating platforms. In addition, we continue to make good progress on selling the remaining non-core assets acquired in the Colonial merger, with several additional sales contracts in place.”

Funds from Operations
For the quarter ended June 30, 2014, Funds from Operations, or FFO, was $95.5 million, or $1.20 per diluted share/unit, or per Share, compared to $50.8 million, or $1.14 per Share, for the quarter ended June 30, 2013. Core FFO for the quarter ended June 30, 2014, which excludes merger and integration costs related to the merger with Colonial Properties Trust, or Colonial, as well as other non-routine items to facilitate comparison of performance between periods, was $93.9 million, or $1.18 per Share, compared to $56.8 million, or $1.28 per Share, for the quarter ended June 30, 2013.

A reconciliation of FFO and Core FFO to net income attributable to MAA and an expanded discussion of the components of FFO and Core FFO can be found later in this release.

Net Income Available to Common Shareholders
For the quarter ended June 30, 2014, MAA recorded net income available to common shareholders of $31.6 million, or $0.42 per diluted common share, compared to net income of $59.1 million, or $1.37 per diluted common share for the same period in 2013. Second quarter results included $3.6 million, or $0.05 per diluted common share, of gains related to the sale of real estate assets during the period, as compared to $43.1 million, or $1.01 per diluted common share, during the same period in 2013.

Second Quarter Highlights

•
Multifamily portfolio revenue (on a proforma combined same store basis as described below) increased 2.6% as compared to the same period in the prior year, with operating expenses increasing 3.8%, generating an increase in net operating income, or NOI, of 1.8%.

•
Average effective rent per unit for the proforma combined same store portfolio increased 3.1% during the quarter, partially offset by a 35 basis point decline in effective occupancy compared to prior year.

•	Physical occupancy for the proforma combined same store portfolio ended the quarter at 95.7% as compared to 95.6% at the same point in the prior year.

•	Resident turnover for the proforma combined same store portfolio remained low for the second quarter of 2014, at 55.7% on a rolling twelve month basis, 2.2% below the prior year.

•	Acquired two new wholly-owned communities during the quarter, totaling 705 units, for a combined purchase price of $118.1 million.

•	Sold two wholly-owned communities during the quarter, containing 540 units, for combined gross proceeds of $32 million.

•	Sold a 294-unit community owned by MAA Multifamily Fund II, LLC (or “Fund II”), MAA’s joint venture fund, located in Macon, GA during the quarter for $25.8 million in gross proceeds.

•
Completed construction on new developments in Charlotte and Orlando which were transferred to the lease-up portfolio now comprising 1,701 units, all of which are expected to fully stabilize by the first quarter of 2015.

•	Our operating partnership, Mid-America Apartments, L.P. (MAALP), issued $400 million of new ten year senior unsecured notes at a coupon rate of 3.75% and issuance price of 98.873%.

Second Quarter Same Store Operating Results
To ensure comparable reporting periods, our same store portfolio, or MAA Same Store, includes properties which are stabilized and which were owned by us at the beginning of the previous year. In order to provide relevant operating metrics for the quarter, stabilized communities which were owned and identified by Colonial as same store immediately prior to the merger, or

Legacy-Colonial Same Store, are presented on a proforma basis, as if owned by MAA during the prior period. The Proforma Combined Same Store portfolio presentations in the chart below and subsequent paragraph represent the MAA Same Store and the Legacy-Colonial Same Store portfolios considered as a single portfolio.

Operating results for the Proforma Combined Same Store portfolio of 72,871 stabilized apartment units for our Large Market and Secondary Market portfolios are presented below:

	Percent Change From				As of
	Three months ended June 30, 2013				June 30, 2014
				Average	Period End
				Effective	Physical
	Revenue	Expense	NOI	Rent per Unit	Occupancy
Proforma Large Markets	3.4%	3.3%	3.5%	4.1%	95.7%
Proforma Secondary Markets	1.3%	4.4%	(0.6)%	1.7%	95.8%
Proforma Combined Same Store	2.6%	3.8%	1.8%	3.1%	95.7%

Rent per unit for the second quarter increased 4.1% within the Large Market segment of the portfolio and increased 1.7% within the Secondary Market segment from the same point in prior year. Effective occupancy for the quarter was 94.2%, 35 basis points below the prior year, but overall physical occupancy ended the quarter at 95.7%, in a strong position for the second half of the year, and up slightly from 95.6% at the same point in the prior year. Operating expenses increased 3.8% for the quarter, with real estate taxes and seasonal landscaping expenses representing the majority of the increase for the quarter.

On a year-to-date basis, revenue for the Proforma Combined Same Store portfolio increased 2.8% with a 3.8% increase in operating expenses, generating an increase in NOI of 2.3% as compared to the same period in the prior year.

A reconciliation of NOI, including same store NOI, to net income attributable to MAA and an expanded discussion of the components of NOI can be found later in this release.

Multifamily Acquisition and Disposition Activity
During the second quarter, we acquired two recently developed communities, Stonefield Commons, a 251-unit community located in Charlottesville, Virginia, and Cityscape at Market Center, a 454-unit community located in Dallas, Texas, for a combined purchase price of $118.1 million.

During the second quarter, we sold two wholly-owned communities, Colonial Village at North Arlington and Colonial Village at Vista Ridge, both located in the Fort Worth, Texas metropolitan area, for combined gross proceeds of $32 million. Also during the quarter, Fund II sold one community, Ansley Village, a 294-unit community located in Macon, Georgia, one-third of which was owned by MAA, for gross proceeds of $25.8 million.

During July, MAA also acquired the remaining two-thirds interest in the final community owned by Fund II, Verandas at Southwood, a 300-unit community located in Tallahassee, Florida. We assumed a $20.8 million loan as part of this acquisition, and closed Fund II. This transaction brings MAA’s total year-to-date acquisition volume to $178 million, including the joint venture interests acquired.

During July, we also sold three wholly-owned communities, Greenbrook, a 1,037-unit community located in Memphis, Tennessee, Colonial Village at Inverness, a 586-unit community located in Birmingham, Alabama, and Colonial Village at Charleston Place, a 214-unit community located in Charlotte, North Carolina, for combined proceeds of $95.6 million. These sales bring our wholly-owned disposition proceeds year-to-date to $138.2 million for six communities containing 2,662 units.

Development and Lease-up Activity
During the second quarter, Station Square at Cosner's Corner, located in Fredericksburg, Virginia, reached full stabilization and ended the quarter at 95.0% occupancy. Also during the quarter, construction was completed on two development communities, Colonial Reserve at South End, located in Charlotte, North Carolina, and Colonial Grand at Lake Mary Phase III, located in Orlando, Florida, which are included in our lease-up portfolio at quarter end. At the end of the quarter, six communities containing 1,701 units remained in lease-up with an average occupancy of 79.6% We expect five of these communities to reach stabilization during the second half of 2014, with the remaining property expected to stabilize in the first quarter of 2015.

We had two multifamily development projects remaining under construction at the end of the second quarter: 220 Riverside, located in Jacksonville, Florida (61% complete), and Colonial Grand at Bellevue II, located in Nashville, Tennessee (43% complete). During the second quarter, we funded an additional $13.1 million of construction and development costs, and we expect to fund an additional $33.7 million to complete these remaining projects.

Redevelopment Activity
We are continuing our redevelopment program at select communities throughout our portfolio. During the second quarter, we renovated a total of 1,339 units at an average cost of $3,400 per unit, achieving average rental rate increases of 11% above non-renovated units.

Capital Expenditures
Recurring capital expenditures for the combined portfolio totaled $19.6 million for the second quarter of 2014, or approximately $0.24 per Share, resulting in Core Adjusted Funds from Operations, or Core AFFO, of $0.94 per Share for the quarter. Year-to-date recurring capital expenditures for the combined portfolio totaled $25.7 million, or approximately $0.32 per Share, resulting in Core AFFO for the first six months of 2014 of $2.07 per Share.

Total property capital expenditures for the combined portfolio during the second quarter were $28.5 million on existing properties, with an additional $4.5 million on redevelopment opportunities.

A reconciliation of Core AFFO to net income attributable to MAA and an expanded discussion of the components of Core AFFO can be found later in this release.

Financing Activity
During the second quarter, MAALP completed a public bond offering to refinance virtually all 2014 debt maturities. MAALP issued $400 million of 3.75% senior unsecured notes due in 2024, at an issue price of 98.873%. Proceeds from the bond issuance were used to repay the $198 million Freddie Mac secured credit facility and the $192 million of maturing public bonds, originally assumed with the Colonial merger. In connection with the bond transaction, we cash settled $250 million in forward interest rate swap agreements, entered earlier in the year to effectively lock the interest rate on the planned transaction, which produced an effective interest rate to us of 3.98% over the ten year life of the bonds.

On July 18, 2014, MAALP consummated the exchange of up to (i) $169.1 million of its 5.50% Senior Notes due 2015 for a like principal amount of its 5.50% Senior Notes due 2015 registered under the Securities Act of 1933 as amended (the “Securities Act”) and (ii) $68.1 million of its 6.05% Senior Notes due 2016 for a like principal amount of its 6.05% Senior Notes due 2016 registered under the Securities Act.  Currently, MAALP has outstanding approximately $1.0 billion of senior notes that have been registered under the Securities Act

In July, MAA amended the terms of its $250 million unsecured term loan, which matures in July 2018, to reflect current market pricing. The amended loan has a variable interest rate of LIBOR plus a credit spread ranging from 0.90% to 1.90%, currently bearing interest at 1.15%, based on the company's investment grade rating. This spread is 0.65% below the spread prior to this amendment. The bank group funding the loan and major terms and covenants remained the same.

Balance Sheet
As of June 30, 2014,

•	Debt to total capitalization was 37.5% (based on the June 30, 2014 closing stock price of $73.05),

•	Net debt to gross assets (based on gross book value at June 30, 2014) was 42.8%,

•	Total debt outstanding was $3.5 billion at an average interest rate of 3.8%,

•	98.8% of the total debt was fixed or hedged against rising interest rates for an average of 4.9 years,

•	Fixed charge coverage ratio (Recurring EBITDA divided by interest expense adjusted for mark-to-market debt adjustment) was 3.57x and net debt to Recurring EBITDA was 6.43x,

•	Approximately $487.7 million combined cash and capacity was available under our unsecured credit facility, and

•	Unencumbered assets represented 66.9% of gross real estate assets.

A reconciliation of EBITDA and Recurring EBITDA to consolidated net income and an expanded discussion of the components of EBITDA and Recurring EBITDA can be found later in this release.

Merger Related Activities
In connection with the merger with Colonial that was consummated on October 1, 2013, we incurred a total of $0.8 million, or $0.01 per Share, of merger related costs during the second quarter, primarily severance, legal and professional costs. The largest portion of merger related costs have been recognized, with some final costs expected to be incurred during the remainder of 2014.

The majority of integration activities are now completed, as all operating and financial systems were converted and consolidated onto one platform by the end of the second quarter. During the second quarter, we incurred
$3.2 million, or $0.04 per Share, of integration costs, which are primarily related to temporary systems, staffing, and facilities costs, necessary to complete the full integration of the two companies. We expect integration efforts to be fully completed by year-end, with some additional costs over the remainder of 2014 as certain employee contracts expire and integration activities are finalized.

82nd Consecutive Quarterly Common Dividend Declared
Our Board of Directors voted to continue the quarterly dividend at an annual rate of $2.92 per common share and unit and declared its 82nd consecutive quarterly common dividend, which will be paid on July 31, 2014 to holders of record on July 15, 2014.

2014 Core FFO per Share Guidance
Based on MAA’s performance in the second quarter and revised expectations for both apartment operations and transaction activity over the remainder of the year, we are updating our earnings guidance for 2014. Management now believes a Core FFO per Share range for the full-year 2014 of $4.79 to $4.95 is appropriate. Core FFO per Share is expected to be in the range of $1.15 to $1.27 for the third quarter, and $1.21 to $1.33 for the fourth quarter.

We expect recurring capital expenditures of approximately $60 million for 2014, producing Core AFFO per Share in the range of $4.04 to $4.20 for the full year.

Management now expects NOI growth for the Proforma Combined Same Store portfolio for the full year in the range of 4% to 4.5%, based on revenue growth of 3.0% to 3.5% and expense growth of 1.5% to 2.5%.

Additional information on our 2014 financial outlook and Core FFO guidance is included in the supplemental data accompanying this press release.

Supplemental Material and Conference Call
Supplemental data to this release can be found on the investor relations page of our website at www.maac.com. MAA will host a conference call to further discuss second quarter results on Thursday, July 31, 2014, at 9:00 AM Central Time. The conference call-in number is 866-952-7532, and the moderator’s name is Tim Argo. You may also join the live webcast of the conference call by accessing the Investor Relations section of our website at www.maac.com. Our filings with the Securities and Exchange Commission are filed under the registrant name of Mid-America Apartment Communities, Inc. and Mid-America Apartments, L.P.

About MAA
MAA is a self-administered, self-managed real estate investment trust, which owned or had ownership interest in 83,663 apartment units throughout the Sunbelt region of the United States as of June 30, 2014. For further details, please visit the MAA website at www.maac.com or contact Investor Relations at investor.relations@maac.com, or via mail at 6584 Poplar Ave., Memphis, TN 38138.

Forward-Looking Statements
Sections of this press release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 with respect to our expectations for future periods. Forward-looking statements do not discuss historical fact, but instead include statements related to expectations, projections, intentions or other items related to the future. Such forward-looking statements include, without limitation, statements concerning property acquisitions and dispositions, joint venture activity, development and renovation activity as well as other capital expenditures, capital raising activities, revenue and expense growth, occupancy, financing activities and interest rate and other economic expectations and statements about the benefits of our merger with Colonial. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and variations of such words and similar expressions are intended to identify such forward-looking statements. Such statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements to be materially different from the results of operations, financial conditions or plans expressed or implied by such forward-looking statements. Such factors include, among other things, unanticipated adverse business developments affecting us, or our properties, adverse changes in the real estate markets and general and local economies and business conditions. Although we believe that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore such forward-looking statements included in this press release may not prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by us or any other person that the results or conditions described in such statements or our objectives and plans will be achieved.

The following factors, among others, could cause our future results to differ materially from those expressed in the forward-looking statements:

•	inability to generate sufficient cash flows due to market conditions, changes in supply and/or demand, competition, uninsured losses, changes in tax and housing laws, or other factors;

•	exposure, as a multifamily focused REIT, to risks inherent in investments in a single industry;

•	difficulty in completing the integration of Colonial’s operations, systems and personnel with ours and certain uncertainties associated with our ability to sell our commercial asset portfolio;

•
adverse changes in real estate markets, including, but not limited to, the extent of future demand for multifamily units in our primary markets, barriers of entry into new markets which we may seek to enter in the future, limitations on our ability to increase rental rates, competition, our ability to identify and consummate attractive acquisitions or development projects on favorable terms, our ability to consummate any planned dispositions in a timely manner on acceptable terms, and our ability to reinvest sale proceeds in a manner that generates favorable returns;

•	failure of new acquisitions to achieve anticipated results or be efficiently integrated;

•	failure of development communities to be completed, if at all, within budget and on a timely basis or to lease-up as anticipated;

•	unexpected capital needs;

•	changes in operating costs, including real estate taxes, utilities and insurance costs;

•	losses from catastrophes in excess of our insurance coverage;

•	ability to obtain financing at favorable rates, if at all, and refinance existing debt as it matures;

•	level and volatility of interest or capitalization rates or capital market conditions;

•	loss of hedge accounting treatment for interest rate swaps or interest rate caps;

•	the continuation of the good credit of our interest rate swap and cap providers;

•	price volatility, dislocations and liquidity disruptions in the financial markets and the resulting impact on financing;

•	the effect of any rating agency actions on the cost and availability of new debt financing;

•	significant decline in market value of real estate serving as collateral for mortgage obligations;

•	significant change in the mortgage financing market that would cause single-family housing, either as an owned or rental product, to become a more significant competitive product;

•
our ability to continue to satisfy complex rules in order to maintain our status as a REIT for federal income tax purposes, the ability of MAALP to satisfy the rules to maintain its status as a partnership for federal income tax purposes, the ability of our taxable REIT subsidiaries to maintain their status as such for federal income tax purposes, and our ability and the ability of our subsidiaries to operate effectively within the limitations imposed by these rules;

•	inability to attract and retain qualified personnel;

•	potential liability for environmental contamination;

•	adverse legislative or regulatory tax changes;

•	litigation and compliance costs associated with laws requiring access for disabled persons; and

•	other risks identified in this press release and, from time to time, in reports we file with the Securities and Exchange Commission, or the SEC, or in other documents that we publicly disseminate.

We undertake no obligation to publicly update or revise these forward-looking statements to reflect events, circumstances or changes in expectations after the date of this press release.

FINANCIAL HIGHLIGHTS
Dollars in thousands, except per share data
	Three months ended June 30,		Six months ended June 30,
	2014	2013	2014	2013

Total property revenue	$244,493	$131,659	$487,883	$259,402

Multifamily property revenue	$243,115	$227,821	$482,324	$449,732
Multifamily property NOI	$145,432	$136,520	$290,337	$270,842

Management & leasing fee revenue	$61	$142	$158	$319

Recurring EBITDA	$133,016	$73,109	$268,381	$145,282

Net income per share:
Basic	$0.42	$1.38	$0.62	$1.89
Diluted	$0.42	$1.37	$0.62	$1.87

Funds from operations per share (diluted):
FFO	$1.20	$1.14	$2.43	$2.40
Core FFO	$1.18	$1.28	$2.39	$2.53
Core AFFO	$0.94	$1.05	$2.07	$2.17

Dividends declared per share	$0.7300	$0.6950	$1.4600	$1.3900

Dividends/FFO (diluted) payout ratio	60.83%	60.96%	60.08%	57.92%
Dividends/AFFO (diluted) payout ratio	77.66%	66.19%	70.53%	64.06%

Consolidated interest expense	$30,163	$15,189	$60,839	$30,734
Mark-to-market debt adjustment	7,094	280	14,235	505
Capitalized interest	337	424	850	872
Consolidated interest income	(921)	(23)	(1,081)	(70)
Total interest incurred	$36,673	$15,870	$74,843	$32,041

Principal payments on notes payable	$2,504	$1,429	$5,055	$2,799

FINANCIAL HIGHLIGHTS (CONTINUED)
Dollars in thousands, except per share data
	As of
	June 30, 2014	December 31, 2013
Total gross assets	$8,056,286	$7,980,240
Total debt	$3,475,413	$3,472,718
Common shares and units, outstanding end of period	79,401,933	79,058,110
Share price, end of period	$73.05	$60.74
Book equity value, end of period	$3,062,609	$3,118,587
Market equity value, end of period	$5,800,311	$4,801,990
Debt to total market capitalization ratio	37.5%	42.0%
Total net debt/total gross assets	42.8%	42.4%
Unencumbered real estate assets (at cost) to unsecured debt ratio	274.9%	295.1%
Recurring EBITDA/Debt Service	3.35x	3.37x
Fixed Charge Coverage (1)	3.57x	3.59x
Total Net Debt (2)/Recurring EBITDA (3)	6.43x	6.32x

(1)	Fixed charge coverage represents Recurring EBITDA divided by interest expense adjusted for mark-to-market debt adjustment and any preferred dividends.

(2)	Total Net Debt equals Total Debt less Cash and Cash Equivalents.

(3)	Recurring EBITDA represents the six months ended June 30, 2014 on an annualized basis.

CONSOLIDATED STATEMENTS OF OPERATIONS
Dollars in thousands, except per share data
	Three months ended June 30,		Six months ended June 30,
	2014	2013	2014	2013
Operating revenues:
Rental revenues	$222,610	$121,128	$443,598	$238,833
Other property revenues	21,883	10,531	44,285	20,569
Total property revenues	244,493	131,659	487,883	259,402
Management fee income	61	142	158	319
Total operating revenues	244,554	131,801	488,041	259,721
Operating Expenses:
Property operating expenses	97,622	52,821	194,985	103,342
Depreciation and amortization	69,631	32,222	159,644	64,417
Acquisition expense	947	489	958	499
Property management expenses	9,579	5,223	16,590	10,331
General and administrative expenses	5,212	3,389	9,554	6,628
Merger related expenses	795	5,737	2,871	5,737
Integration related expenses	3,151	—	6,993	—
Income from continuing operations before non-operating items	57,617	31,920	96,446	68,767
Interest and other non-property income	921	23	1,081	70
Interest expense	(30,163)	(15,189)	(60,839)	(30,734)
Loss on debt extinguishment/modification	—	—	—	(169)
Amortization of deferred financing costs	(1,174)	(803)	(2,485)	(1,607)
Net casualty (loss) gain after insurance and other settlement proceeds	(295)	439	(305)	455
Income before income tax expense	26,906	16,390	33,898	36,782
Income tax expense	(523)	(223)	(793)	(446)
Income from continuing operations before joint venture activity	26,383	16,167	33,105	36,336
Gain from real estate joint ventures	2,919	47	2,895	101
Income from continuing operations	29,302	16,214	36,000	36,437
Discontinued operations:
Income from discontinued operations before gain on sale	449	1,697	865	3,479
Net casualty loss after insurance and other settlement proceeds on discontinued operations	(1)	(4)	(3)	(4)
Gain on sale of discontinued operations	—	43,121	5,481	43,121
Income before gain (loss) on sale of properties	29,750	61,028	42,343	83,033
Gain on sale of depreciable real estate assets excluded from discontinued operations	3,658	—	6,222	—
(Loss) gain on sale of non-depreciable real estate assets	(22)	—	535	—
Consolidated net income	33,386	61,028	49,100	83,033
Net income attributable to noncontrolling interests	1,773	1,939	2,621	2,764
Net income available for MAA common shareholders	$31,613	$59,089	$46,479	$80,269

Earnings per common share - basic:
Income from continuing operations available for common shareholders	$0.42	$0.37	$0.54	$0.82
Discontinued property operations	—	1.01	0.08	1.07
Net income available for common shareholders	$0.42	$1.38	$0.62	$1.89

Earnings per common share - diluted:
Income from continuing operations available for common shareholders	$0.42	$0.36	$0.54	$0.82
Discontinued property operations	—	1.01	0.08	1.05
Net income available for common shareholders	$0.42	$1.37	$0.62	$1.87

Dividends declared per common share	$0.7300	$0.6950	$1.4600	$1.3900

SHARE AND UNIT DATA
Shares and units in thousands
	Three months ended June 30,		Six months ended June 30,
	2014	2013	2014	2013
NET INCOME SHARES (1)
Weighted average common shares - Basic	74,948	42,690	74,876	42,523
Weighted average partnership units outstanding	—	—	—	1,711
Effect of dilutive securities	—	—	162	60
Weighted average common shares - Diluted	74,948	42,690	75,038	44,294
FUNDS FROM OPERATIONS SHARES AND UNITS
Weighted average common shares and units - Basic	79,156	44,398	79,090	44,234
Weighted average common shares and units - Diluted	79,351	44,436	79,292	44,273
PERIOD END SHARES AND UNITS
Common shares at June 30,	75,195	42,736	75,195	42,736
Partnership units at June 30,	4,207	1,708	4,207	1,708
Total shares and units at June 30,	79,402	44,444	79,402	44,444

(1)
For additional information on the calculation of diluted shares and earnings per share, please refer to the Notes to Condensed Consolidated Financial Statements in our Form 10-Q filed with the Securities and Exchange Commission.

FUNDS FROM OPERATIONS
Dollars in thousands, except per share data
	Three months ended		Six months ended
	June 30,		June 30,
	2014	2013	2014	2013
Net income attributable to MAA	$31,613	$59,089	$46,479	$80,269
Depreciation and amortization of real estate assets	69,044	31,708	158,493	63,441
Depreciation and amortization of real estate assets of discontinued operations	—	973	42	2,210
Gain on sale of discontinued operations	—	(43,121)	(5,481)	(43,121)
Gain on sale of depreciable real estate assets excluded from discontinued operations	(3,658)	—	(6,222)	—
Gain on disposition within unconsolidated entities	(3,414)	—	(3,414)	—
Depreciation and amortization of real estate assets of real estate joint ventures	155	247	354	491
Net income attributable to noncontrolling interests	1,773	1,939	2,621	2,764
Funds from operations	95,513	50,835	192,872	106,054
Acquisition expense	947	489	958	499
Merger related expenses	795	5,737	2,871	5,737
Integration related expenses	3,151	—	6,993	—
(Loss) gain on sale of non-depreciable real estate assets	22	—	(535)	—
Mark-to-market debt adjustment	(7,094)	(280)	(14,235)	(505)
Loss on debt extinguishment (1)	540	—	540	169
Core funds from operations	93,874	56,781	189,464	111,954
Recurring capital expenditures	(19,606)	(10,147)	(25,659)	(15,752)
Core adjusted funds from operations	$74,268	$46,634	$163,805	$96,202

Weighted average common shares and units - Diluted	79,351	44,436	79,292	44,273

Funds from operations per share and unit - Diluted	$1.20	$1.14	$2.43	$2.40
Core funds from operations per share and unit - Diluted	$1.18	$1.28	$2.39	$2.53
Core adjusted funds from operations per share and unit - Diluted	$0.94	$1.05	$2.07	$2.17
(1) The loss on debt extinguishment for 2014 is MAA's share of debt extinguishment costs incurred by our joint venture, Mid-America Multifamily Fund II.

CONSOLIDATED BALANCE SHEETS
Dollars in thousands
	June 30, 2014	December 31, 2013
Assets
Real estate assets
Land	$877,368	$871,316
Buildings and improvements	6,602,860	6,366,701
Furniture, fixtures and equipment	206,877	199,573
Capital improvements in progress	84,502	166,048
	7,771,607	7,603,638
Accumulated depreciation	(1,258,554)	(1,124,207)
	6,513,053	6,479,431
Undeveloped land	59,195	63,850
Corporate property, net	8,285	7,523
Investments in real estate joint ventures	3,295	5,499
Real estate assets, net	6,583,828	6,556,303
Cash and cash equivalents	26,318	89,333
Restricted cash	64,683	44,361
Deferred financing cost, net	18,262	17,424
Other assets	51,789	91,637
Goodwill	4,106	4,106
Assets held for sale	34,135	38,761
Total assets	$6,783,121	$6,841,925

Liabilities and Shareholders' Equity
Liabilities
Secured notes payable	$1,563,014	$1,790,935
Unsecured notes payable	1,912,399	1,681,783
Accounts payable	15,297	15,067
Fair market value of interest rate swaps	17,997	20,015
Accrued expenses and other liabilities	201,997	206,190
Security deposits	9,808	9,270
Liabilities associated with assets held for sale	—	78
Total liabilities	3,720,512	3,723,338
Redeemable stock	5,407	5,050
Shareholders' equity
Common stock	751	747
Additional paid-in capital	3,613,221	3,599,549
Accumulated distributions in excess of net income	(717,642)	(653,593)
Accumulated other comprehensive losses	(1,395)	108
Total MAA shareholders' equity	2,894,935	2,946,811
Noncontrolling interest	162,267	166,726
Total equity	3,057,202	3,113,537
Total liabilities and shareholders' equity	$6,783,121	$6,841,925

NON-GAAP FINANCIALS AND OTHER DEFINITIONS

Average Effective Rent per Unit
Average effective rent per unit represents the average of gross rent amounts after the effect of leasing concessions for occupied units plus prevalent market rates asked for unoccupied units, divided by the total number of units. Leasing concessions represent discounts to the current market rate. We believe average effective rent is a helpful measurement in evaluating average pricing. It does not represent actual rental revenue collected per unit.

Average Total Revenue per Occupied Unit
Average total revenue per occupied unit represents total revenue divided by the average daily physical occupancy per unit.

Core Adjusted Funds From Operations (Core AFFO)
For purposes of these computations, AFFO is composed of Core FFO less recurring capital expenditures. As an owner and operator of real estate, we consider AFFO to be an important measure of performance from core operations because AFFO measures our ability to control revenues, expenses and recurring capital expenditures.

Core Funds From Operations (Core FFO)
Core FFO represents FFO excluding certain non-cash or non-routine items such as acquisition, merger and integration expenses, mark-to-market debt adjustments, loss or gain on debt extinguishment, and loss or gain on sale of non-depreciable assets. While our definition of Core FFO is similar to others in our industry, our precise methodology for calculating Core FFO may differ from that utilized by other REITs and, accordingly, may not be comparable to such other REITs. Core FFO should not be considered as an alternative to net income. We believe that Core FFO is helpful in understanding our operating performance in that it removes certain items that by their nature are not comparable over periods and therefore tend to obscure actual operating performance.

Development Portfolio
Communities remain identified as development until certificates of occupancy are obtained for all units under development. Once all units are delivered and available for occupancy, the community moves into the Lease-up Portfolio.

Earnings Before Interest Taxes Depreciation and Amortization (EBITDA)
For purposes of these computations, EBITDA is composed of net income before net gain on asset sales and insurance and other settlement proceeds, and gain or loss on debt extinguishment, plus depreciation, interest expense, income taxes, and amortization of deferred financing costs. EBITDA is a non-GAAP financial measure we use as a performance measure. As an owner and operator of real estate, we consider EBITDA to be an important measure of performance from core operations because EBITDA does not include various income and expense items that are not indicative of our operating performance. EBITDA should not be considered as an alternative to net income as an indicator of financial performance. Our computation of EBITDA may differ from the methodology utilized by other companies to calculate EBITDA.

Effective Occupancy
Effective occupancy represents contract rents on occupied units divided by the sum of market rents on vacant units and contract rents on occupied units.

Funds From Operations (FFO)
FFO represents net income (computed in accordance with U.S. generally accepted accounting principles, or GAAP) excluding extraordinary items, net income attributable to noncontrolling interest, asset impairment, gains or losses on disposition of real estate assets, plus depreciation of real estate and adjustments for joint ventures to reflect FFO on the same basis. While our definition of FFO is in accordance with the National Association of Real Estate Investment Trust’s definition, it may differ from the methodology for calculating FFO utilized by other REITs and, accordingly, may not be comparable to such other REITs. FFO should not be considered as an alternative to net income. MAA believes that FFO is helpful in understanding our operating performance in that FFO excludes depreciation expense of real estate assets. MAA believes that GAAP historical cost depreciation of real estate assets is generally not correlated with changes in the value of those assets, whose value does not diminish predictably over time, as historical cost depreciation implies.

Lease-up Portfolio
New acquisitions acquired during lease-up and newly developed communities remain in the Lease-up Portfolio until stabilized.

NON-GAAP FINANCIALS AND OTHER DEFINITIONS (CONTINUED)
Legacy-Colonial Same Store
Legacy-Colonial Same Store represents the Colonial Same Store portfolio which was in place at the time of our merger with Colonial. Because these properties have only been owned by MAA since October 1, 2013, they are not included in the MAA Same Store portfolio. See Same Store Portfolio for more information regarding inclusion. These properties have been identified in certain tables to provide proforma combined same store results as if the properties had been owned by MAA in prior periods. These properties will be eligible to join the MAA Same Store portfolio in January 2015.

MAA Same Store
MAA Same Store represents our current same store portfolio consisting of the Same Store Portfolio which was in place immediately prior to our merger with Colonial Properties Trust. Colonial Properties Trust communities will not be eligible to enter the MAA Same Store portfolio until January 2015. See Same Store Portfolio for further information regarding inclusion.

Net Operating Income (NOI)
Net operating income represents total property revenues less total property operating expenses, excluding depreciation, for all properties held during the period, regardless of their status as held for sale. We believe NOI by market is a helpful tool in evaluating the operating performance within our markets because it measures the core operations of property performance by excluding corporate level expenses and other items not related to property operating performance.

Other Non-Same Store Portfolio
Other Non-Same Store includes recent acquisitions, communities in development or lease-up, communities that have undergone a significant casualty loss, and commercial assets.

Proforma Combined Same Store Portfolio
Proforma Combined Same Store portfolio represents the MAA Same Store and the Legacy-Colonial Same Store portfolios considered as a single portfolio.

Recurring Earnings Before Interest Taxes Depreciation and Amortization (Recurring EBITDA)
Recurring EBITDA represents EBITDA excluding certain non-cash or non-routine items such as acquisition and merger and integration expenses. We believe Recurring EBITDA is an important performance measure as it adjusts for certain items that by their nature are not comparable over periods and therefore tend to obscure actual operating performance. Recurring EBITDA should not be considered as an alternative to net income as an indicator of financial performance. Our computation of Recurring EBITDA may differ from the methodology utilized by other companies to calculate Recurring EBITDA.

Same Store Portfolio
We review our Same Store Portfolio at the beginning of each calendar year. Communities are generally added into the Same Store Portfolio if they were owned and stabilized at the beginning of the previous year. Communities that have been approved by the Board of Directors for disposition are excluded from our Same Store Portfolio. Communities that have undergone a significant casualty loss are also excluded from our Same Store Portfolio. Within our Same Store Portfolio communities are designated as operating in Large or Secondary markets:

Large Market Same Store communities are generally those communities in markets with a population of at least one million and at least 1% of the total public multifamily REIT units.

Secondary Market Same Store communities are generally those communities in markets with either a population less than one million or less than 1% of the total public multifamily REIT units, or both.

Stabilized Communities
Communities are considered stabilized after achieving 90% occupancy for 90 days.

CONTACT: Investor Relations of MAA, 866-576-9689 (toll free), investor.relations@maac.com